Pricing Supplement No. 9 Dated: February 23, 2004 (To Prospectus Dated December 15, 2003, and Prospectus Supplement dated December 30, 2003) This Pricing Supplement consists of 3 pages.	Filed pursuant to Rule 424(b)(5) File No. 333-100944

Protective Life Insurance Company
Depositor
InterNotes®
Issued Through
Protective Life Secured Trust 2004-9

1.    The Notes

Trade Date: 02/23/2004
Original Issue Date: 02/26/2004
Minimum Denominations/Increments: $1000/$1000

CUSIP	PRINCIPAL AMOUNT	PRICE TO PUBLIC	CONCESSION	NET PROCEEDS TO THE TRUST	INTEREST RATE

74367CAJ4	$17,741,000	100%	$354,820.00	$17,386,180.00	5.500%

INTEREST PAYMENT FREQUENCY	STATED MATURITY DATE	SURVIVOR'S OPTION	REDEMPTION YES/NO	REPAYMENT YES/NO

SEMI-ANNUAL	02/15/2020	YES	YES	NO

SECURITIES EXCHANGE LISTING YES/NO	FUNDING AGREEMENT NO.

NO	GA-6008

Terms of Survivor's Option:

Annual Put Limitation:	[X] $2,000,000 or 2%; or
[ ] $ or %
Individual Put Limitation:	[X] $250,000; or
[ ]$
Trust Put Limitation:	Not Applicable.

Optional Redemption Terms:

Optional Redemption Dates: 02/15/2008 and each Interest Payment Date thereafter.
Initial Redemption Percentage: 100%
Annual Percentage Reduction (if any): Not Applicable.
Redemption:	[ ] In whole only and not in part
[X] May be in whole or in part

Optional Repayment Terms: Not Applicable.

Optional Repayment Dates:
Optional Repayment:	[ ] In whole only and not in part
[ ] May be in whole or in part

Form of trust: [X] Delaware statutory trust [  ] Delaware common law trust

Trust Expiration Date: 02/15/2020

Special Tax Considerations: Not Applicable.

Rating of Notes: S&P AA Moody's Aa3

Securities Exchange Listing: [X] No [  ] Yes, Name of Exchange:

Additional Terms: Not Applicable.

Agents:

Banc of America Securities LLC

Incapital LLC

A.G. Edwards & Sons, Inc.

Bear, Stearns & Co. Inc.

Charles Schwab & Co., Inc.

Citigroup

Edward D. Jones & Co., L.P.

Fidelity Capital Markets, A Division of National Financial Services LLC

Merrill Lynch & Co.

Morgan Stanley

Prudential Securities

Raymond James

RBC Dain Rauscher, Inc.

UBS Financial Services, Inc.

Wachovia Securities

2.
The Funding Agreement(s)

Funding Agreement Issuer: Protective Life Insurance Company

Deposit Amount: $17,741,015

Issue Price: $17,386,195

Effective Date: 02/26/2004

Interest Rate: 5.500%

Interest Payment Frequency: SEMI-ANNUAL

Stated Maturity Date: 02/15/2020

Survivor's Option: [X] Yes [ ] No

If yes:
Annual Put Limitation:	[X] $2,000,000 or 2%; or
[ ] $ or %
Individual Put Limitation:	[X] $250,000; or
[ ]$
Trust Put Limitation:	Not Applicable.

Redemption: [X] Yes [    ] No

        Early Redemption Dates: 02/15/2008 and each Interest Payment Date thereafter.

        Initial Redemption Percentage: 100%

        Annual Percentage Reduction (if any): Not Applicable.

Redemption:	[ ] In whole only and not in part
[X] May be in whole or in part
Repayment:	[ ] Yes [X] No
Repayment Dates:
Repayment:	[ ] In whole only and not in part
[ ] May be in whole or in part

Rating of Funding Agreement: S&P AA Moody's Aa3

Additional Terms: Not Applicable.

3.
Other Information

Certain matters regarding the notes and their offering will be passed upon:

  •
  for each trust and Protective Life by Nancy Kane, internal legal counsel to Protective Life (as to New York law); and

  •
  for each trust and Protective Life by William L. McCarty, internal legal counsel to Protective Life (as to certain matters of Tennessee law).